Exhibit 99.1
First Niagara Financial Group Announces $450 Million Common Stock Offering and Additional Capital Actions
Proceeds to Consummate the HSBC Bank USA Branch Acquisition
BUFFALO, N.Y., December 6, 2011 — First Niagara Financial Group, Inc. (Nasdaq: FNFG) today announced the commencement of an underwritten public offering of $450 million of its common stock. In addition, First Niagara expects to grant the underwriters a 30-day option to purchase up to $33.75 million of additional shares of common stock. Goldman, Sachs & Co. will serve as the global coordinator for the offering, and Goldman, Sachs & Co., Sandler O’Neill + Partners, L.P., BofA Merrill Lynch and Keefe, Bruyette & Woods, Inc. will serve as joint book-running managers for the offering.
In connection with the offering, First Niagara also announced that its Board of Directors intends to reduce the quarterly cash dividend on its common stock to $0.08 per share commencing with the first quarter of 2012, compared to the $0.16 per share that has been paid in recent quarters. The lower dividend payout will preserve approximately $110 million of First Niagara’s capital during 2012, accelerating the build of its capital levels following the consummation of the HSBC acquisition.
Subject to market conditions, First Niagara expects to commence separate underwritten public offerings of $350 million aggregate liquidation preference of perpetual non-cumulative preferred stock and $300 million aggregate principal amount of subordinated notes in the near future.
First Niagara intends to use the net proceeds from this offering of common stock to consummate its previously announced acquisition of branches of HSBC Bank USA, National Association announced on July 31, 2011 and for general corporate purposes. The closing of the common stock offering is not conditioned upon the closing of the offerings of perpetual non-cumulative preferred stock or subordinated notes.
This press release does not constitute an offer to sell or the solicitation of any offer to buy the common stock, preferred stock or subordinated notes of First Niagara, nor shall there be any offer or sale of the common stock, preferred stock or subordinated notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. Each offering will be made only by means of a prospectus supplement and accompanying prospectus.
First Niagara has filed a shelf registration statement with the Securities and Exchange Commission (SEC) and will file a preliminary prospectus supplement related to each offering. Prospective investors should read the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents First Niagara has filed and will file with the SEC for more complete information about First Niagara and the offerings.

Copies of the registration statement, the applicable preliminary prospectus supplement and accompanying prospectus and other documents that First Niagara has filed and will file with the SEC are available by visiting EDGAR on the SEC website at www.sec.gov. Additionally, the preliminary prospectus supplement and accompanying prospectus for the common stock offering can be requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com; by contacting Sandler O’Neill + Partners, L.P., Attention: Syndicate Department, 919 Third Avenue, 6th Floor, New York, New York 10022, telephone: 212-466-7806, fax: 212-466-7888; by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com; or by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone: free (800) 966-1559.
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, N.A., has $31 billion in assets, $20 billion in deposits, 332 branches and approximately 5,000 employees, as of September 30, 2011. First Niagara is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts.
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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond First Niagara’s control). Factors that could cause First Niagara’s results to differ materially can be found in the risk factors set forth in First Niagara’s Annual Report on Form 10-K for the year ended December 31, 2010, First Niagara’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and First Niagara’s other filings with the SEC.
CONTACT: Investors:
      Ram Shankar
      Senior Vice President, Investor Relations
      (716) 270-8623
      ram.shankar@fnfg.com

      News Media:
      David Lanzillo
      Senior Vice President, Corporate Communications
      (716) 819-5780
      david.lanzillo@fnfg.com